SATUIT CAPITAL MANAGEMENT TRUST
                        -------------------------------
                  AMENDMENT NO. 1 TO THE DECLARATION OF TRUST

      SATUIT CAPITAL MANAGEMENT TRUST, a Delaware business trust (the "Trust") formed under the Delaware Business Trust Act, 12 Del.C, et seq., desires to amend its Declaration of Trust dated August 12, 2000, (as the same may be amended hereafter, the "Declaration of Trust"), pursuant to Section 10.4 of the Declaration of Trust, as follows:

      Article III - POWER OF TRUSTEES is hereby amended as follows:

      Section 3.14. Redemptions at the Option of the Trust. The Trust shall have the right, pursuant to applicable state law, at its option and at any time, to redeem Shares of any Shareholder at the net asset value thereof: (i) if at such time such Shareholder owns Shares of any Seri es or class having an aggregate net asset value of less than an amount determined from time to time by the Trustees; or (ii) to the extent that such Shareholder owns Shares equal to or in excess of a percentage determined from time to time by the Trustees of the outstanding Shares of the Trust or of any Series or class.


      IN WITNESS WHEREOF, the undersigned hereby certify that this Amendment No. 1 to the Declaration of Trust has been duly and unanimously adopted and approved by the Board of Trustees this 13th day of November, 2000.

/s/ Robert J. Sullivan
------------------------------
Robert J. Sullivan, as Trustee

/s/ Kevin M. Haggerty
------------------------------
Kevin M. Haggerty, as Trustee

/s/ Michael D. Muffoletto
------------------------------
Michael D. Muffoletto, as Trustee